FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES

ANNUAL AND FOURTH QUARTER 2015 RESULTS

Highlights:

  Fourth quarter net income of $1.9 million ($0.30 per share) compared to $1.3 million ($0.20 per share) for the same period in 2014. Net income of $23.8 million ($3.64 per share) for the year ended December 31, 2015 compared to $5.9 million ($0.91 per share) for the same period in 2014. Results for the three months and year ended December 31, 2015 include a non-cash income tax benefit of $0.8 million and $18.9 million, respectively, resulting from the reversal of the valuation allowance on the Company’s net deferred tax asset.
  Book value increased $3.74, or 22.8%, to $20.13 per share at December 31, 2015 compared to $16.39 at December 31, 2014, due primarily to the $2.81 per share impact of the reversal of the valuation allowance on the Company’s net deferred tax asset.
  Loans receivable increased to $624.1 million at December 31, 2015 compared to $540.5 million at December 31, 2014, a growth rate of 15.5% for the year.
  Total assets were $1.03 billion at December 31, 2015, reflecting growth of $127.8 million or 14.1% during the year.
  Non-performing assets decreased $8.6 million, or 40.3%, to $12.6 million at December 31, 2015 compared to $21.2 million at December 31, 2014 and totaled 1.23% of total assets at December 31, 2015 compared to 2.35% at December 31, 2014.
  Net interest income increased to $7.4 million in the fourth quarter of 2015 compared to $6.3 million for the same period in 2014, an increase of 17.1%.
  Core return on average equity was 4.71% for the fourth quarter of 2015 compared to 3.88% for the same period in 2014.
  Core efficiency ratio improved to 72.64% in the fourth quarter of 2015 compared to 79.74% for the same period in 2014.

Franklin, North Carolina, January 21, 2016 — Entegra Financial Corp. (NASDAQ: ENFC) (the “Company”), the holding company for Entegra Bank (the “Bank”), today announced earnings for the three months and year ended December 31, 2015.

Roger D. Plemens, President and CEO of the Company, reported, “Our fourth quarter and annual results reflect a successful year for the Company as we continue to execute upon our strategic plan of positioning the Company for long-term independence. In January, we entered the Upstate South Carolina market with a loan production office in Greenville, which is now a full-service branch. During the fourth quarter, we furthered our expansion in the Upstate with the acquisition of two branch locations in Anderson and Chesnee. In addition, we announced our intention to acquire Oldtown Bank to build on our already strong presence in Western North Carolina. We expect this transaction to close early in the second quarter of 2016. These strategic initiatives along with our continued strong loan growth, improved asset quality, and enhanced core profitability illustrate our commitment to providing long-term shareholder value and executing on our strategic plan.”

Net Interest Income

Net interest income increased $1.1 million, or 17.1%, to $7.4 million for the three months ended December 31, 2015 compared to $6.3 million for the same period in 2014. For the year ended December 31, 2015, net interest income increased $1.5 million, or 6.0%, to $27.4 million, compared to $25.9 million for 2014.

Core net interest income, which excludes one-time deferred interest and discounts recognized, increased $2.7 million, or 10.8%, to $27.4 million for the year ended December 31, 2015 compared to $24.7 million for 2014.

The increases in net interest income and core net interest income for 2015 are primarily the result of higher earning asset balances.

Provision for Loan Losses

We recorded no provision for loan losses for the three month period ended December 31, 2015 compared to $6,000 for the same period in 2014. The provision for loan losses was negative $1.5 million for the year ended December 31, 2015 compared to $33,000 for 2014. The negative provision for the year was attributable to the Company’s improved asset quality and significantly reduced charge-offs, as well as a decline in the overall historical loss rates used in our allowance for loan losses model.

Noninterest Income and Expense

Noninterest income decreased $0.4 million, or 21.9%, to $1.4 million for the three months ended December 31, 2015 compared to $1.8 million for the same period in 2014. For the year ended December 31, 2015, noninterest income decreased $0.3 million, or 4.7%, to $5.8 million compared to $6.1 million for 2014. The decrease for the fourth quarter was primarily attributable to a decrease in gains on sales of SBA loans. The decrease for the annual period was primarily attributable to decreases in the fair value of loan servicing rights and gains on sale of investments and partially offset by increases in interchange fees and gains on sales of SBA loans.

Noninterest expense increased $0.3 million, or 3.9%, to $6.7 million for the three months ended December 31, 2015 compared to $6.4 million for the same period in 2014. For the year ended December 31, 2015, noninterest expense increased $3.9 million, or 16.3%, to $27.6 million compared to $23.8 million for 2014.

Core noninterest expense, which excludes $1.8 million of FHLB prepayment penalties and $0.03 million in merger-related expenses, decreased $0.1 million, or 1.9%, to $6.4 million for the three months ended December 31, 2015 compared to $6.5 million for 2014. For the year ended December 31, 2015, core noninterest expense increased $1.7 million, or 7.2%, to $25.5 million compared to $23.8 million for 2014. The increase in core noninterest expense for the year was primarily attributable to increases in compensation and other expenses, which were partially offset by a decrease in the net cost of operation of real estate owned. The Company continues to make investments in people and infrastructure as it expands its existing revenue base and enters new markets.

Income Taxes

Income tax expense (benefit) for the three months and year ended December 31, 2015 was $0.2 million and ($16.7) million, respectively, and include reversals of the valuation allowance on the net deferred tax asset of $0.8 million and $18.9 million, respectively. At December 31, 2015, the Company no longer maintained a valuation allowance against its net deferred tax asset.

Balance Sheet

Total assets increased $127.8 million, or 14.1%, to $1.03 billion at December 31, 2015 compared to $903.6 million at December 31, 2014.

The Company continued to experience improvement in loan demand as net loans increased by $83.6 million, or 15.5%, to $624.1 million at December 31, 2015 from $540.5 million at December 31, 2014. The loan balance as of December 31, 2015 includes $16.0 million in externally sourced loans which were purchased during 2015. The Company also increased its investment portfolio by $30.9 million from December 31, 2014 to December 31, 2015 to better leverage its capital. In addition to increases in loans and investment securities, net deferred tax assets increased $16.7 million from December 31, 2014 to December 31, 2015 primarily as a result of $18.9 million in valuation allowance reversals.

Deposits increased $13.5 million, or 1.9%, to $716.6 million compared to $703.1 million at December 31, 2014. The increase was primarily attributable to the purchase of two branch locations which included $39.9 million of deposits which was partially offset by the maturity of the Company’s remaining brokered deposits of $9.1 million, which carried an interest rate of 3.60%, as well as the maturity of $12.6 million of other wholesale certificates of deposit.

The Company funded its asset growth primarily with FHLB advances which increased $93.5 million from December 31, 2014 to December 31, 2015. As of December 31, 2015, the total FHLB advances of $153.5 million had a weighted average interest cost of 0.65%. This funding source continues to be a low cost complement to core deposits.

Total equity increased $24.4 million, or 22.8%, to $131.7 million at December 31, 2015 compared to $107.3 million at December 31, 2014. This increase was primarily attributable to $23.8 million of year-to-date net income and a $0.5 million improvement in unrealized losses on investment securities.

Asset Quality

Non-performing loans decreased $9.5 million, or 56.6%, to $7.3 million at December 31, 2015 compared to $16.8 million at December 31, 2014. Real estate owned balances increased to $5.4 million at December 31, 2015 compared to $4.4 million at December 31, 2014 primarily as a result of the foreclosure of one residential real estate property. The Company continued to experience fewer transfers to real estate owned with most of the transfers being 1-4 family residential properties which are normally sold at a faster pace than other property types.

Non-performing assets were 1.23% of total assets and 9.6% of total equity at December 31, 2015 compared to 2.35% and 19.8% at December 31, 2014, respectively.

For the year ended December 31, 2015, the Company had net loan charge-offs of $0.1 million compared to net charge-offs of $3.2 million for the same period in 2014, a net improvement of $3.1 million.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. This news release and the accompanying tables discuss financial measures, such as core net interest income, core noninterest expense, core net income, core return on average assets, core return on average equity, and core efficiency ratio, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.

About Entegra Financial Corp. and Entegra Bank

Entegra Financial Corp. is the holding company of Entegra Bank. The Company’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”. In December 2014, the Company’s stock was added to the Russell Microcap Index and the ABA NASDAQ Community Bank Index.

Entegra Bank operates a total of 14 branches located throughout the Western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania and Upstate South Carolina counties of Anderson, Greenville, and Spartanburg. For further information, visit the Company’s website www.entegrabank.com.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Interest income	$8,747	$7,942	$33,144	$32,445
Interest expense	1,338	1,614	5,723	6,573

Net interest income	7,409	6,328	27,421	25,872

Provision for loan losses	—	6	(1,500)	33

Net interest income after provision for loan losses	7,409	6,322	28,921	25,839

Noninterest income	1,379	1,766	5,795	6,079
Noninterest expense	6,693	6,441	27,630	23,767

Income before taxes	2,095	1,647	7,086	8,151

Income tax expense (benefit)	155	345	(16,739)	2,208

Net income	$1,940	$1,302	$23,825	$5,943

Average shares outstanding	6,546,375	6,546,375	6,546,375	6,546,375

Basic and diluted net income per share	$0.30	$0.20	$3.64	$0.91

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2015	December 31, 2014
	(Unaudited)	(Audited)
Assets

Cash and cash equivalents	$40,650	$58,982
Trading securities - Rabbi Trust	4,714	—
Available for sale investments	238,862	219,859
Held to maturity investments	41,164	29,285
Loans held for sale	8,348	10,761
Loans receivable	624,072	540,479
Allowance for loan losses	(9,461)	(11,072)
Real estate owned	5,369	4,425
Fixed assets, net	17,673	13,004
Bank owned life insurance	20,858	20,417
Net deferred tax asset	18,830	2,089
Goodwill	711	—
Core deposit intangible	590	—
Other assets	19,036	15,419
Total assets	$1,031,416	$903,648

Liabilities and Shareholders’ Equity

Liabilities
Deposits	$716,617	$703,117
Federal Home Loan Bank advances	153,500	60,000
Junior subordinated notes	14,433	14,433
Post employment benefits	10,224	9,759
Other liabilities	5,173	9,020
Total liabilities	$899,947	$796,329

Shareholders’ equity
Total shareholders’ equity	131,469	107,319

Total liabilities and shareholders’ equity	$1,031,416	$903,648

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

SELECTED FINANCIAL RATIOS AND OTHER DATA

(Dollars in thousands, except per share data)

	For The Three Months Ended December 31,		For The Year Ended December 31,
	2015	2014	2015	2014
GAAP Performance Ratios and Data:
Return on average assets	0.77%	0.58%	2.51%	0.71%
Return on average equity (1)	5.85%	4.72%	19.78%	10.39%
Efficiency ratio (2)	76.16%	79.74%	83.18%	74.44%
Earnings per share	$0.30	$0.20	$3.64	$0.91

Non-GAAP Performance Ratios and Data:
Core return on average assets	0.62%	0.48%	0.53%	0.55%
Core return on average equity (1)	4.71%	3.88%	4.14%	7.98%
Core efficiency ratio (2)	72.64%	79.74%	76.89%	77.15%
Core earnings per share	$0.25	$0.16	$0.76	$0.70

(1) - Return on average equity and core return on average equity for the year ended December 31, 2014 reflects our actual average equity, and would have been adversely impacted had the $63.7 million in net stock offering proceeds raised on September 30, 2014 been outstanding during the entire period.

(2) - The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

	As of December 31,
	2015	2014
	(Dollars in thousands, except per share data)
Asset Quality:
Non-performing loans	$7,280	$16,780
Real estate owned	$5,369	$4,425
Non-performing assets	$12,649	$21,205
Non-performing loans to total loans	1.17%	3.10%
Non-performing assets to total assets	1.23%	2.35%
Allowance for loan losses to non-performing loans	129.96%	65.98%
Allowance for loan losses to total loans	1.52%	2.05%

Other Data:
Book value per share	$20.13	$16.39
Closing market price per share	$19.36	$14.39
Closing price-to-book value ratio	96.17%	87.77%

APPENDIX – RECONCILIATION OF NON-GAAP MEASURES

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Dollars in thousands)
Core Net Interest Income
Net Interest income (GAAP)	$7,409	$6,328	$27,421	$25,872
One-time deferred interest and discounts	—	—	—	(1,125)
Core net interest income (Non-GAAP)	$7,409	$6,328	$27,421	$24,747

Core Noninterest Expense
Noninterest expense (GAAP)	$6,693	$6,441	$27,630	$23,767
FHLB prepayment penalty	—	—	(1,762)	—
Merger-related related expenses	(309)	—	(329)	—
Core noninterest expense (Non-GAAP)	$6,384	$6,441	$25,539	$23,767

Core Net Income
Net income (GAAP)	$1,940	$1,302	$23,825	$5,943
One-time deferred interest and discounts	—	—	—	(1,125)
Negative provision for loan losses	—	—	(1,500)	—
FHLB prepayment penalty	—	—	1,762	—
Merger-related expenses	309	—	329	—
Adjust actual income tax expense (benefit) to 35% estimated effective tax rate (1)	(686)	(231)	(19,426)	(251)
Core net income (Non-GAAP)	$1,563	$1,071	$4,990	$4,567

Core Earnings Per Share
Earnings per share (GAAP)	$0.30	$0.20	$3.64	$0.91
One-time deferred interest and discounts	—	—	—	(0.17)
Negative provision for loan losses	—	—	(0.23)	—
FHLB prepayment penalty	—	—	0.27	—
Merger-related expenses	0.05	—	0.05	—
Adjust actual income tax expense (benefit) to 35% estimated effective tax rate (1)	(0.10)	(0.04)	(2.97)	(0.04)
Core earnings per share (Non-GAAP)	$0.25	$0.16	$0.76	$0.70

Core Return on Average Assets
Return on Average Assets (GAAP)	0.77%	0.58%	2.51%	0.71%
Effect to adjust for one-time deferred interest and discounts	—	—	—	(0.13)
Effect to adjust for negative provision for loan losses	—	—	(0.16)	—
Effect to adjust for FHLB prepayment penalty	—	—	0.18	—
Effect to adjust for merger-related expenses	0.12	—	0.03	—
Effect to adjust for actual income tax expense (benefit) to 35% effective tax rate	(0.27)	(0.10)	(2.05)	(0.03)
Core Return on Average Assets (Non-GAAP)	0.62%	0.48%	0.53%	0.55%

Core Return on Average Equity (2)
Return on Average Equity (GAAP)	5.85%	4.72%	19.78%	10.39%
Effect to adjust for one-time deferred interest and discounts	—	—	—	(1.97)
Effect to adjust for negative provision for loan losses	—	—	(1.24)	—
Effect to adjust for FHLB prepayment penalty	—	—	1.46	—
Effect to adjust for merger-related expenses	0.93	—	0.27	—
Effect to adjust for actual income tax expense (benefit) to 35% effective tax rate	(2.07)	(0.84)	(16.13)	(0.44)
Core Return on Average Equity (Non-GAAP)	4.71%	3.88%	4.14%	7.98%

Core Efficiency Ratio
Efficiency ratio (GAAP)	76.16%	79.74%	83.18%	74.44%
Effect to adjust for one-time deferred interest and discounts	—	—	—	2.71
Effect to adjust for FHLB prepayment penalty	—	—	(5.30)	—
Effect to adjust for merger-related expenses	(3.52)	—	(0.99)	—
Core Efficiency Ratio (Non-GAAP)	72.64%	79.74%	76.89%	77.15%

(1) - The Company maintained a valuation allowance on a portion of its net deferred tax asset during the periods presented and therefore only recognized tax expense (benefit) for adjustments to its tax planning strategies and reversal of valuation allowance on net deferred tax assets. Core net income is reflected to adjust the income tax expense to an estimated 35% effective tax rate after the other adjustments have been applied.

(2) - Core return on average equity and return on average equity for the year ended December 31, 2014 reflects our actual average equity, and would have been adversely impacted had the $63.7 million in net stock offering proceeds raised on September 30, 2014 been outstanding during the entire period.